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                                                                  EXHIBIT (c)(5)


                              EMPLOYMENT AGREEMENT
                             OF K. MICHAEL STEWART

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                                                                  EXHIBIT (c)(5)

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is dated as of August 10, 1999, by and between COMAIR, INC., an Ohio corporation ("Company"), with its principal place of business at 2258 Tower Drive, Erlanger, Kentucky, and K. MICHAEL STUART ("Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company is organized under the laws of the State of Ohio and engaged in the airline business; and

         WHEREAS, Company and Executive desire to enter into an employment agreement to employ Executive as an officer of the Company;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

         1. Employment. The Company does hereby employ Executive, subject to the terms and conditions hereinafter contained, as an executive employee with the title of Senior Vice President or such other executive title or titles hereafter determined by the Board of Directors of Company, and Executive accepts such employment upon the terms and conditions herein contained.

         2. Term. The term of this Agreement shall be two (2) years, which shall commence on August 1, 1999, and shall terminate on July 31, 2001, unless sooner terminated in accordance with the provisions hereof; provided, however, on July 31 of each year during the term commencing in 2001, this Agreement shall be extended for an additional year unless either party shall give thirty (30) days' prior written notice not to automatically extend the term for an additional year.

         3.       Duties and Responsibilities.

                  (a) Position and Responsibilities. On the terms and subject to the conditions set forth in this Agreement, Employer shall employ Executive to serve in an executive capacity with the Company. Executive shall perform all duties customarily attendant to the position of Senior Vice President of Company (or other executive position) and shall perform such services and duties commensurate with his position as may from time to time be prescribed by the Board of Directors of Company (the "Board"). Executive shall perform the services hereunder at Company's offices in Erlanger, Kentucky, and shall do such traveling as may be reasonably required of him in the performance of his duties.

                  (b) Acceptance. Executive hereby accepts such employment and agrees that throughout the period of his employment hereunder, he will devote substantially his full


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         business time, attention, knowledge, and skills faithfully, diligently, and to the best of his ability, in the furtherance of the business of Company; provided, that Executive shall be permitted to serve on the boards of directors of such other companies as the Board shall approve, such approval not to be unreasonably withheld, and that Executive may make personal investments, or act as a director and engage in other
         activities  for  any  charitable,   educational  or  other   non-profit
         institution, if such investments and activities do not materially interfere with the performance of Executive's duties hereunder.

         4. Compensation. Company shall pay Executive in full payment for any and all services rendered by him hereunder, including, without limitation, all services as an officer of Company, its subsidiaries or affiliates, a salary at an annual rate of Two Hundred Twenty Thousand and 00/100 Dollars ($220,000), subject to increase (but not decrease) at the discretion of the Board of Directors and payable in accordance with the customary payroll practices of Company (but not less often than monthly). If Executive's salary is increased by the Board of Directors, such increased salary shall become the minimum amount of compensation payable to Executive under this Agreement, and will not be reduced thereafter. Executive shall also participate in the Company's (or Holdings') annual performance based incentives, or any replacement or successor to such incentives, and shall be eligible to receive bonuses thereunder in accordance with the terms thereof.

         5. Additional Employment Benefits. Executive shall be entitled to participate in all benefits made generally available by Company to its executive officers during the period covered by this Agreement including, without limitation, vacations, pension plans, profit sharing plans, stock option plans, deferred compensation plans, hospitalization insurance, health and accident insurance, disability insurance, group term life insurance, automobile allowances and all other fringe benefits which may be provided by Company for its executive officers during the term of employment.

         6. Indemnification. The Company shall indemnify Executive (and Executive's legal representatives or other successors) to the fullest extent permitted by the Articles of Incorporation and Code of Regulations of the Company and the laws of the State of Ohio, as in effect at such time or from time to time, and Executive shall be entitled to the protection of any insurance policies the Company or Holdings may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company or Holdings maintains such an insurance policy or policies, Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by Executive or Executive's legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which Executive (or Executive's legal representatives or other successors) may be made a party by reason of Executive's being or having been a director, officer or employee of the Company.

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         7.       Termination.  Executive's  rights under this  Agreement  shall continue until expiration of the term under Section 2 hereof, unless prior thereto: (i) Executive dies; (ii) Executive is dismissed without cause pursuant to Section 8 hereof; (iii) Executive is dismissed for cause as defined in
Section 9 hereof; or (iv) Company determines that Executive has become disabled, as provided in Section 10 hereof.

         8.       Early Termination.

                  (a) Notwithstanding anything to the contrary herein, the Company shall have the right at any time, at its sole option, to terminate Executive's employment hereunder without cause upon thirty
         (30) days' prior written notice; provided, however, if the Company delivers notice that Executive's employment is terminated pursuant to this Section 8(a) or delivers notice not to automatically extend the term pursuant to Section 2 hereof, Company shall pay Executive, and Executive shall accept in full satisfaction of Company's obligations under this Agreement, an amount, payable in a lump sum payment promptly upon termination, equal to two (2) times the sum of (i) the annual base salary in effect at the termination date, plus (ii) the average annual bonus compensation payable to Executive during the prior three (3) fiscal years, and (iii) the average annual award under the Deferred Compensation Plan (as hereinafter defined) during the prior three (3) fiscal years.

                  (b) In the event of a "change in control" of the Company (as hereinafter defined), (i) this Agreement shall be deemed terminated as of the date of the Change in Control, and the Company shall pay to Executive the payment required under Section 8(a) hereof; and (ii) the Executive shall be entitled to receive from the Company the following additional benefits:

                           (1) The Company shall pay Executive a lump sum, in cash, equal to Executive's earned but unpaid base salary and other earned but unpaid cash entitlements for the period through and including the date of termination of Executive's employment, including unused earned and accrued vacation pay and unreimbursed business expenses. In addition, Executive shall be entitled to any other benefits earned or accrued by Executive for the period through and including the date of termination of Executive's employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein.

                           (2)     All   outstanding   stock   options  held  by
                  Executive shall become immediately vested, nonforfeitable and exercisable as of the date of the Change in Control.


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                           (3)     All of the  Executive's  rights in and to the
                  account under the Comair  Holdings,  Inc.  Deferred  Incentive
                  Compensation   Plan  ("Deferred   Compensation   Plan")  shall
                  automatically vest in full without further action as of the date of the Change in Control, and the Company shall pay, or cause the trustee under the Deferred Incentive Compensation
                  Rabbi  Trust  Agreement   ("Rabbi  Trust  Agreement")  to  pay
                  Executive a lump sum equal to Executive's account in full as vested hereunder.

                           (4) The Company shall provide Executive with a term life insurance policy and disability policy for a period of twenty-four (24) months (with premiums pre-paid for such period) on Executive's life, providing Executive's beneficiaries with a death benefit and disability benefits of an amount equal to such benefits provided by the Company during the period prior to the Change in Control.

                           (5) The Company shall provide Executive and Executive's spouse, for a period of twenty-four (24) months, family medical insurance coverage and benefits comparable to such insurance coverage provided to executives of the Company; provided, however, at the election of the Executive, the Company shall pay Executive a lump sum, in cash, equal to the present value (as of the date of the Change in Control) of medical insurance coverage for such period.

                           (6) Executive, Executive's spouse and Executive's dependent children, for so long as they are under age 18 (or under age 23 if a full-time student), shall be entitled to free system-wide flight privileges on Company flights to any location which the Company serves for a period of twenty-four
                  (24) months. Such privileges shall entitle Executive, Executive's spouse and Executive's dependent children to unlimited positive space (or space available, at Executive's option) tickets; provided further that all of such flight privileges shall otherwise be subject to the same conditions and restrictions as pertain from time to time to the flight privileges generally provided by the Company to its executives. Nothing herein shall be deemed as a limitation upon any flight privileges for which Executive may otherwise qualify.

                  (c) A "Change in Control" means the occurrence of any of the following:

                           (i) When any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than Comair Holdings, Inc. ("Holdings"), Company or a subsidiary, or any Holdings, Company or subsidiary's employee benefit plan (including any trustee of such plan acting as trustee) becomes the "beneficial owner" (as defined in Rule 13d-3 under the


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                  Exchange  Act),  directly or  indirectly  of securities of the
                  Holdings or Company representing 50% or more of the combined voting power of Holdings' or Company's then outstanding securities;

                           (ii) Any transaction or event relating to the Company or any subsidiary required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of the Securities and Exchange Commission under the Exchange Act (as in effect on the effective date of this Agreement), whether or not Holdings, the Company or subsidiary is then subject to such reporting requirement;

                           (iii) When, during any period of 2 consecutive years during the term of this Agreement, the individuals who, at the beginning of such period, constitute the Board of the Holdings, cease for any reason other than death to constitute at least a two-thirds (2/3) majority thereof; provided, however, that a director who was not a director at the beginning of such period shall be deemed to have satisfied the two-year requirement if such director was elected by, or on the recommendation of, at least two-thirds (2/3) of the directors who were directors at the beginning of such period (either actually or by prior operation of this Subsection 8(c)(iii)); or

                           (iv) The occurrence of a transaction requiring shareholder approval for the acquisition of Holdings or the Company by an entity other than any subsidiary through purchase of assets, by merger, or otherwise.

                  (d) If any portion of the payments hereunder or any other payment under this Agreement, or under any other agreement with, or plan of the Company including, but not limited to, stock options and other long-term incentives (in the aggregate "Total Payments") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to under this paragraph and Company agrees to pay a lump sum, in cash, an additional amount such that after payment by Executive of all of Executive's applicable Federal, state and local taxes, including any Excise Tax, imposed upon such additional amount, Executive will retain an amount equal to the Excise Tax imposed on the Total Payments. For purposes of this Section 8, Executive's applicable Federal, state and local taxes shall be computed at the maximum marginal rates, taking into account the effect of any loss of personal exemptions resulting from receipt of the additional payments hereunder.

                  (e) After the date of a Change in Control, the Company shall not (other than pursuant to Section 8(b)(ii)(3) hereof) take any steps to disturb or alter Executive's (or Executive's beneficiaries') rights to receive amounts deferred under the Deferred

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         Compensation  Plan  in  accordance  with  such  Executive's  applicable payment elections as in effect from time to time. Nothing herein or in the Rabbi Trust Agreement shall relieve the Company of its obligation to pay benefits under the Deferred Compensation Plan in accordance with the terms of such Plan, to the extent such benefits are not paid under the Rabbi Trust Agreement.

                  (f) In the event of a dissolution or liquidation of Holdings or the Company or any merger (other than a merger for the purpose of the re-domestication of Holdings or the Company not involving a Change in Control), consolidation, exchange or other transaction in which Holdings or the Company, respectively, is not the surviving corporation or in which the outstanding shares of Holdings or the Company, respectively, are converted into cash, other securities or other property, Company shall pay to Executive or the estate or legal representative of Executive, an amount equal to the payment due under Sections 8(a) and 8(b) hereof upon such dissolution, liquidation, merger, consolidation, exchange or other transaction. Executive shall also receive all vested benefits or other amounts and benefits which Executive is entitled to receive under any plan, policy, practice or program of the Company at the date of such dissolution, liquidation, merger, consolidation, exchange or other transaction in accordance with such plan, policy, practice or program.

                  (g) If Executive's employment is terminated due to death or disability, Company shall, thereafter, pay to Executive or the estate or legal representative of Executive an amount equal to the payment due under Section 8(a) hereof upon termination of this Agreement. Executive shall also receive all vested benefits or other amounts and benefits which Executive is entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of such death or disability in accordance with such plan, policy, practice or program.

         9.       Termination for Cause.

                  (a) Anything herein to the contrary notwithstanding, Company shall have the right to terminate Executive's employment hereunder for cause, as such term is defined in the following section.

                  (b) For the purpose of this Section 9, the term "cause" means (and shall be limited to) (i) fraud, misappropriation, embezzlement, intentional and material damage to the property of Company; or (ii) material breach of any of the provisions of this Agreement described in Section 12.

                  (c) Upon termination of Executive's employment for cause pursuant to this Section 9, Executive shall not, except as otherwise required by law, be entitled to receive any


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         further compensation other than accrued benefits under benefit plans of the Company, including without limitation stock option, deferred compensation, profit sharing and pension plans, if any, and shall be completely relieved of his position as an officer of Company, its subsidiaries and affiliates, and Executive covenants and agrees to deliver at the termination date all resignations necessary to effect the foregoing.

         10.      Disability.

                  (a) If, during the term of this Agreement, Executive contracts an illness or other disability which prevents performance by him of his duties as an executive officer for a consecutive period of six (6) months or more, then Company, at its option, may at any time thereafter terminate this Agreement by serving thirty (30) days' written notice thereof on Executive and this Agreement shall terminate and come to an end upon the date set forth in said notice as if such date were the termination date of this Agreement. If prior to the date specified in such notice, Executive's illness or incapacity shall have been eliminated or corrected and Executive is physically and mentally able to perform his duties as an executive officer and shall have taken up and is performing such duties on a full time basis, he shall be entitled to resume employment hereunder as though such notice had not been given.

                  (b) During any period of disability and prior to the termination of this Agreement as in this Section provided, Executive shall continue to be paid in full by Company in accordance with the provisions of Section 4, except that Company shall deduct from Executive's compensation as herein provided an amount equal to any disability insurance payments received by Executive for such period pursuant to disability insurance policies paid for and maintained by Company for the benefit of Executive.

                  (c) If there should be any dispute between the parties as to Executive's physical or mental disability at any time, such questions shall be settled by the majority opinion of three impartial, reputable physicians, one of whom shall be selected by Company, another by Executive, and the third by the two physicians selected by Company and Executive. The certificate of two such physicians as to the matter in dispute shall be final and binding on the parties.

                  (d) Upon the date of termination of this Agreement under this Section 10 due to disability, Executive shall receive the payments and benefits set forth in Section 8(g) hereof.

         11. Non-Exclusivity of Benefits. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Executive's rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or


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                                      - 8 -

nonqualified), programs, policies, or practices provided by the Company, for which Executive may qualify. Vested benefits or other amounts which Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company, at or subsequent to the date of termination of Executive's employment shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.

         12.      Confidentiality and Non-Competition.

                  (a) Except as otherwise required by law, rule or regulation, court order or valid subpoena, Executive will not at any time during the term of this Agreement or thereafter, except as authorized by Company, knowingly divulge, furnish or make accessible to any person, firm, corporation or other entity, any such confidential and sensitive information and any other information not otherwise publicly available which he presently possesses or which he may obtain during the course of his employment with respect to the business, customers and affairs of Company or any subsidiary or affiliate of Company or trade secrets, developments, know-how methods or other information and data pertaining to practices, equipment, developments or any confidential or secret aspect of the business of Company or any subsidiary or affiliate of Company, and that all such matters and information shall be kept strictly and absolutely confidential. Executive, upon termination of his employment, irrespective of the time, manner or cause of termination, will surrender and deliver to Company all lists, books, records and data of every kind relating to or in connection with the business of Company or any subsidiary or affiliate of Company, and all property belonging to Company and any subsidiary or affiliate of Company.

                  (b) During the term of this Agreement and, in the event that Executive's employment with Company is terminated for any reason other than a Change in Control as defined in Section 8 hereof, for a period of one (1) year after such termination, Executive shall not, directly or indirectly, engage in or contract with others to engage in any business enterprise, line of work, consulting contract, joint venture or other arrangement which conducts a business or businesses substantially similar to the business conducted by Company in any area in which Company or any of its affiliates or subsidiaries provides or plans to provide air transportation to the public. Executive acknowledges that the geographic area covered hereby, and the period and nature of the agreed restrictions are reasonable and necessary for the protection of the business of Company. All provisions of this paragraph concerning non-competition are severable; and while it is the intention of the parties that all of said provisions shall be enforceable, if any one of the same shall be held to be unenforceable in whole or in part, the remainder shall continue to be in full force and effect.

         13. Irreparable Injury. Executive acknowledges that his compliance with his duties and obligations under Section 12 is necessary to protect the goodwill and other proprietary interests


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                                      - 9 -

of Company and the purposes and essence of this Agreement. Executive acknowledges that a breach of his duties and obligations under Section 12 will result in irreparable and continuing damage to Company for which there will be no adequate remedy at law; and agrees that, in the event of any breach of any of the aforesaid duties and obligations, Company and its successors and assigns shall be entitled to injunctive or other equitable relief and to such other and further relief as may be proper.

         14. Assignment and Successors in Interest. To the extent that the obligations provided for herein require the personal performance of Executive, Executive's rights, interests and obligations as provided herein may not be assigned. Except as otherwise provided in the immediately preceding section of this sentence, all rights, privileges and obligations of the parties hereto shall inure to the benefit of and be binding upon their respective successors, assigns, heirs, executors, administrators and estates. The Company will require any successor (whether by reason of a Change in Control, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         15. Notice. Any notice required or permitted hereunder shall be given in writing and delivered to the other party by U. S. registered or certified mail; if to Company, at Post Office Box 75021, Greater Cincinnati International Airport, Cincinnati, Ohio 45275; if to Executive, c/o Comair, Inc., Post Office Box 75021, Greater Cincinnati International Airport,
Cincinnati, Ohio 45275, or such other address as either party may specify in a written notice to the other party.

         16. Entire Agreement and Amendment. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements, whether written or oral, relating to the object matter herein. Any amendment hereto shall be in writing and executed by the duly authorized representatives of each party.

         17. Choice of Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Kentucky.

         18. Severability. If any portion of this Agreement shall be held unenforceable for any reason, the same shall not affect the validity or enforceability of the remaining provisions contained herein.

         19. Headings. The section headings used in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WITNESS:                                    COMAIR HOLDINGS,  INC.

                                            BY: /s/ David R. Mueller
--------------------------------               --------------------------------


                                             /s/ K. Michael Stuart
--------------------------------            -----------------------------------
                                            K. MICHAEL STUART